News Release

Milacron Completes Stock Rights Offering

CINCINNATI, OHIO, December 13, 2004...Milacron Inc. (NYSE: MZ) has successfully concluded a stock rights offering, which expired at 5 p.m. ET on Friday, December 10. The offering was 78% subscribed and will result in the issuance of 12.7 million new shares of Milacron common stock. The gross proceeds to Milacron from the rights offering will be approximately $25.4 million. The company expects to use most of the net proceeds to repurchase a portion of its 6% Series B Convertible Preferred Stock. Including shares to be issued in connection with the rights offering, Milacron will now have approximately 48.5 million shares of common stock outstanding.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupré (513) 487-5918

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